Exhibit 10.29.5

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made as of December 23, 2002 by Exult, Inc., a Delaware corporation (“Exult”) and Kevin M. Campbell (“Campbell”) to effect an award of restricted stock by Exult to Campbell on the terms and conditions set forth below, as contemplated by and in connection with that certain Employment Restructuring Agreement between Exult and Campbell dated as of December 23, 2002 (the “ERA”).

1. Grant of Restricted Stock. Not later than April 1, 2003, subject to the terms, conditions and restrictions set forth herein, Exult shall grant and issue to Campbell Five Hundred Fifty Thousand (550,000) shares of Exult’s common stock (the “Granted Stock”). As a condition to this grant, Campbell is required to pay to Exult $.0001 by cash or check for each share of Granted Stock (the “Acquisition Consideration”).

2. Governing Plan. The Granted Stock shall be granted pursuant to and (except as specifically set forth herein) subject in all respects to the applicable provisions of Exult’s 2000 Equity Incentive Plan or its successor plan (the “Plan”), which are incorporated herein by reference. Terms not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

3. Restrictions on the Granted Stock.

(a) No Transfer. The shares of Granted Stock (including any shares received by Campbell with respect to shares of Granted Stock as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting Exult’s securities without receipt of consideration) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered unless and until they vest pursuant to Section 3(b) and any additional requirements or restrictions contained in this Agreement have been satisfied, terminated or expressly waived by Exult in writing.

(b) Vesting. Subject to Section 3(c) and Section 5(d), on each of the dates set forth in the table below under the column labeled “Date,” the restrictions imposed under Section 3(a) will lapse and be removed from the number of shares of Granted Stock set forth in the table below opposite that date under the column labeled “Number of Shares Vesting.” Removal of the restrictions imposed under Section 3(a) from particular shares of Granted Stock is also referred to as “vesting” of those shares and shares from which the restrictions have been removed are referred to as “vested.” However, notwithstanding the foregoing, if any Cancellation Event (as defined in Section 3(c)) has occurred, then vesting of any shares of Granted Stock scheduled to vest on or after the time that Cancellation Event occurred will be deferred and will not occur and such shares will remain subject to all restrictions hereunder unless and until such Cancellation Event, if susceptible of cure, is fully cured prior to cancellation by Exult of such shares. Repetition of a previously cured Cancellation Event will trigger a new deferral. Further, if the conditions to vesting for any shares set forth in Section 5(d) are not met by the scheduled vesting date, then vesting of those shares shall be deferred and will not occur and such shares will remain subject to all restrictions hereunder for up to 90 days following the scheduled vesting date, unless and until all conditions to vesting are met (a “Section 5(d) Deferral”). This 90-day period will be extended by one day for each day (if any) from the vesting date until the date that Exult provides the registration described in Section 6(i), and by an additional day for each day (if any) that the registration described in Section 6(i) may be made unavailable before it has been available for at least 20 days. If all conditions to vesting have not been met by the end of the Section 5(d) Deferral, as it may be extended pursuant to this Section 3(b), then the shares to which those conditions applied will be cancelled and Campbell shall have no rights to or in respect of cancelled shares except the right to receive the Acquisition Consideration in respect thereof. No cancellation shall occur during any Section 5(d) Deferral, and Campbell shall have the right at any time during any Section 5(d) Deferral to cause vesting to occur by meeting the conditions in Section 5(d).

Date	Number of Shares Vesting
June 1, 2003	75,000
September 1, 2003	75,000
December 1, 2003	50,000
March 1, 2004	75,000
June 1, 2004	50,000
September 1, 2004	50,000
December 1, 2004	50,000
March 1, 2005	75,000
June 1, 2005	25,000
September 1, 2005	25,000

(c) Cancellation of Granted Stock. If any Cancellation Event occurs, then notwithstanding anything herein or in the Plan (including without limitation Section 7.2 thereof) to the contrary, Exult may in its discretion by written or verbal notice to Campbell cease vesting and cancel any shares of Granted Stock that, at the time of the Cancellation Event, have not yet vested in accordance with Section 3(b) and are not subject to a Section 5(d) Deferral, provided that if the Cancellation Event is susceptible of cure and is fully cured, Exult is notified in writing of the cure, and the cure is documented to Exult’s satisfaction before Exult cancels shares of Granted Stock, then Exult may no longer cancel shares of Granted Stock as a result of that particular cured Cancellation Event instance. Repetition of a previously cured Cancellation Event will trigger a new cancellation right. Exult shall be obligated to pay to Campbell the Acquisition Consideration per share previously received from Campbell in respect of all shares of Granted Stock that are cancelled. Campbell shall have no rights to or in respect of cancelled shares of Granted Stock, except the right to receive the Acquisition Consideration in respect thereof. For these purposes, a “Cancellation Event” means, and shall be deemed to occur upon the happening of, any of the following events or circumstances:

(i) Campbell ceases to be employed by Exult or its successor for any reason, including without limitation resignation by Campbell with or without good reason, or termination of employment by Exult or its successor with or without cause.

(ii) Campbell serves notice of termination of his employment upon Exult or its successor for any reason, with or without good reason, or Exult or its successor notifies

Campbell of termination of his employment for any reason, with or without cause, in each case regardless of when such termination is to take effect.

(iii) Campbell suffers a Permanent Disability or dies.

(iv) Campbell breaches this Agreement or any other legal or contractual duty to Exult or its successor in any material respect, and, if such breach is susceptible of cure, fails to cure such breach within 30 days of demand for cure by Exult or its successor, or commits any other Misconduct.

(v) Campbell or any person or entity acting on behalf of Campbell or exercising any rights obtained from or through Campbell brings any legal claim or action of any kind against Exult or any of its Affiliates, or any person whom or entity that Exult or any of its Affiliates is obligated to provide any indemnity, reimbursement, or other compensation in respect of such claim.

(vi) Campbell becomes generally unable to pay his debts as they come due, provided that for purposes of assessing Campbell’s ability to pay his debts at any particular time, Campbell shall be deemed to have cash equal to the then fair market value of vested shares of Granted Stock not yet sold and the unvested shares of Granted Stock scheduled to vest on the next succeeding vesting date.

(vii) Campbell institutes proceedings to be adjudicated as bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against him or his estate or community or the filing by or on behalf of Campbell of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other similar federal or state law, or the consent by or on behalf of Campbell to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Campbell, or of any substantial part of the property of Campbell, or the making by or on behalf of Campbell of an assignment for the benefit of creditors, or the taking of action by or on behalf of Campbell in furtherance of any such action.

(viii) Sixty (60) days have passed since the commencement of an action against Campbell (and service of process in connection therewith on Campbell) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, if such action shall not have been resolved in favor of Campbell or all orders or proceedings thereunder affecting Campbell stayed, or if the stay of any such order or proceeding shall thereafter be set aside; or sixty (60) days after the appointment without the consent or acquiescence of Campbell of any trustee, receiver or liquidator of Campbell or of all or any substantial part of the properties of Campbell, if such appointment shall not have been vacated.

For purposes of Sections 3(c)(vi), (vii) and (viii), Campbell includes his wife, marital community, and estate.

4. Voting and Other Rights. During the period prior to vesting, except as otherwise provided herein, Campbell will have all of the rights of a stockholder with respect to all of the Granted Stock, including without limitation the right to vote such Granted Stock and the right to receive all dividends or other distributions with respect to such Granted Stock. In connection with the payment of such dividends or other distributions, Exult will be entitled to deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for Campbell’s account.

5. Certification, Escrow and Delivery of Shares.

(a) Certificates. Each certificate representing any unvested portion of the Granted Stock will be endorsed with a legend substantially as set forth below, as well as such other legends as Exult may deem appropriate to comply with applicable laws and regulations:

The securities evidenced by this certificate are subject to certain limitations on transfer and other restrictions as set forth in that certain Restricted Stock Agreement, dated as of December 23, 2002, between Exult and the holder of such securities and Exult’s 2000 Equity Incentive Plan (copies of which are available for inspection at the offices of Exult).

(b) Escrow. With respect to each unvested share of Granted Stock (including any shares received by Campbell with respect to shares of Granted Stock as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting Exult’s securities without receipt of consideration), the Secretary of Exult, or such other escrow holder as the Secretary may appoint, will retain physical custody of the certificate representing such share until such share vests.

(c) Delivery of Certificates. As soon as practicable after the vesting of any Granted Stock, but subject to Section 5(d), Exult will release the certificate(s) representing such vested Granted Stock to Campbell; provided that if other still unvested shares of Granted Stock are also represented by the same stock certificate as vested shares, then such certificate will be retired and new certificates representing the vested and unvested portions of the Granted Stock will be issued in place of the existing certificate. The certificate representing the vested Granted Stock will be delivered to the Campbell and the certificate representing the still unvested shares of Granted Stock will be retained by the escrow holder.

(d) Conditions to Vesting and Delivery of Certificates. At the time for vesting of any shares, and as a condition to vesting and release of the certificates representing vested shares to Campbell, Campbell must (i) pay to Exult, by cash or check, an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority as a result of vesting or otherwise make arrangements satisfactory to Exult in its discretion for the payment of such amounts, including if Exult elects through offset of any other amounts otherwise payable by Exult to Campbell (including without limitation salary or other compensation), or through irrevocable instructions to the broker selling vested shares to remit directly to Exult from the sales proceeds thereof an amount sufficient to pay any required withholding or reimburse Exult for payment thereof; and (ii) if requested by Exult, make appropriate representations in a form satisfactory to Exult that such Granted Stock will not be sold other than (A) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan.

6. Additional Agreements.

(a) Special Arrangement; No Ancillary Rights. The Granted Stock is in the nature of a special arrangement and is granted by Exult solely pursuant to this Agreement. The Granted Stock does not constitute salary, incentive compensation, bonus, benefit, or other entitlement of Campbell as a result of his employment with Exult, and Campbell does not have any right to the Granted Stock pursuant to any legal or equitable right or agreement other than this Agreement. The amount of severance otherwise payable to Campbell will not be increased by reason of this Agreement or any Granted Stock vested or not vested. The Granted Stock will not be considered in evaluating, or determining damages payable as a result of, any claims Campbell may have or bring against Exult, or any of its affiliates, or the directors, officers, employees, attorneys, or advisors of any of them, resulting from Campbell’s employment or termination thereof, or any other cause or factor other than breach by Exult of this Agreement. Campbell shall not bring any claim or assert any defense or legal position that is inconsistent with this Section.

(b) Tax Matters. The Granted Stock is subject to appropriate income tax withholding and other deductions required by applicable laws or regulations, and Campbell and his successors will be responsible for all income and other taxes payable as a result of grant or vesting of the Granted Stock or otherwise in connection with this Agreement. Exult is not required to provide any gross-up or other tax assistance. Campbell understands that Campbell may make an election pursuant to Section 83(b) of the Internal Revenue Code (the “Code”) within thirty (30) days after the date Campbell acquired the Granted Stock hereunder, or comparable provisions of any state tax law, to include in Campbell’s gross income the fair market value (as of the date of acquisition) of the Granted Stock. Campbell may make such an election only if, prior to making any such election, Campbell (a) notifies Exult of Campbell’s intention to make such election, by delivering to Exult a copy of the fully-executed Section 83(b) Election Form attached hereto as Exhibit A, and (b) pays to Exult an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority for Campbell’s account, or otherwise makes arrangements satisfactory to Exult for the payment of such amounts through withholding or otherwise. Campbell understands that if Campbell does not make a proper and timely Section 83(b) election, generally under Section 83 of the Code, at the time the forfeiture restrictions applicable to the Granted Stock lapse, Campbell will recognize ordinary income and be taxed in an amount equal to the fair market value (as of the date the forfeiture restrictions lapse) of the Granted Stock less the Acquisition Consideration paid for the Granted Stock. For this purpose, the term “forfeiture restrictions” includes the right of Exult to acquire the Granted Stock pursuant to its rights under Section 3(b) of this Agreement. Campbell acknowledges that it is Campbell’s sole responsibility, and not Exult’s, to file a timely election under Section 83(b), even if Campbell requests Exult or its representative to make this filing on Campbell’s behalf. Campbell is relying solely on

Campbell’s advisors with respect to the decision as to whether or not to file a Section 83(b) election.

(c) No Resignation. Campbell’s covenant regarding resignation set forth in Section 9(a) of the Amended and Restated Employment Agreement between Campbell and Exult is hereby incorporated herein by reference. Such covenant is the primary component of the consideration by Campbell for this Agreement and an essential condition to Exult’s willingness to enter into this Agreement, and Campbell’s ongoing service to Exult for the entire period until December 31, 2005 is considered critical to Exult’s business purposes. Accordingly, for purposes of determining Exult’s damages and remedies in case of breach of that covenant by Campbell, time worked by Campbell prior to resignation in violation of the covenant will not be considered to be partial performance of the covenant, and no value will be deemed to have been conferred upon Exult by virtue of such time worked by Campbell prior to resignation. The vesting schedule for the Granted Stock is designed to correspond in general terms to Campbell’s future liquidity needs as reported to Exult and should not be construed as payment for partial satisfaction of the covenant set forth in Section 9(a) of the Amended and Restated Employment Agreement.

(d) Independent Advice; No Representations. Campbell acknowledges that (i) he was free to use professional advisors of his choice in connection with this Agreement has received advice from his professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; and (ii) he has not received and is not relying upon any advice, representations or assurances made by or on behalf of Exult or any Exult Affiliate or any employee of or counsel to Exult regarding any tax or other effects or implications of the Granted Stock or other matters contemplated by this Agreement.

(e) Value of Granted Stock. No representations or promises are made to Campbell regarding the value of the Granted Stock or Exult’s business prospects. Campbell acknowledges that information about investment in Exult stock, including financial information and related risks, is contained in Exult’s SEC reports on Form 10-Q and Form 10-K, which have been made available from Exult’s Human Resources department for Campbell’s review at any time before Campbell’s acceptance of this Agreement or at any time during Campbell’s employment. Further, Campbell understands that Exult does not provide tax or investment advice and acknowledges Exult’s recommendation that Campbell consult with independent specialists regarding such matters.

(f) Plan Clawback Provision. Nothing in this Agreement or the ERA or any of the other agreements entered into pursuant to the ERA will limit Exult’s rights pursuant to Section 4.14 of the Plan. Without limiting the foregoing, payment of the Acquisition Consideration, delivery of certificates representing vested Granted Stock, and other procedural, mechanical and administrative steps under this Agreement will not be considered to be any “exercise, payment or delivery” as referenced in item (ii) in the first sentence Section 4.14 of the Plan.

(g) Merger, Consolidation or Reorganization. In the event of a Reorganization of Exult in which holders of shares of Common Stock of Exult are entitled to receive in respect of such shares any additional shares or new or different shares or securities, cash or other consideration (including, without limitation, a different number of shares of Common Stock) (“Exchange Consideration”), then Campbell will be entitled to receive a proportionate share of the Exchange Consideration in exchange for any Granted Stock that is then still owned by Campbell and not cancelled; provided, that any Exchange Consideration issued to Campbell in respect of unvested Granted Shares will be subject to the same restrictions and vesting provisions that were applicable to the Granted Stock in exchange for which the Exchange Consideration was issued.

(h) No Right to Continued Employment. This Agreement does not confer upon Campbell any right to continue as an employee of Exult or its affiliate or to any particular employment tenure, nor does it limit in any way the right of Exult or its affiliate to terminate Campbell’s services to Exult or its affiliate at any time, with or without cause.

(i) Resale of Vested Granted Stock. Exult will use reasonable efforts to provide an appropriate resale registration statement and prospectus, or otherwise facilitate sale by Campbell of vested Granted Stock, for a period of up to 20 days after each vesting date. Exult will not be required to provide a resale registration statement or prospectus for vested Granted Stock at any time that doing so would, in the judgment of Exult’s board of directors, interfere with financing or other strategic objectives of Exult or subject Exult to undue cost or risk.

7. General.

(a) Successors and Assigns. This Agreement is personal in its nature and Campbell may not assign or transfer his rights under this Agreement.

(b) Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To Exult:	Exult, Inc. 121 Innovation Drive, Suite 200 Irvine, California 92612 Attention: Chief Executive Officer

With a copy to:	General Counsel

To Campbell: At his address of record as maintained in Exult’s employment files

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.

(c) Entire Agreement. This Agreement and the Plan constitute the entire agreement and understanding of Exult and Campbell with respect to the subject matter hereof and thereof, and supersede all prior written or verbal agreements and understandings between Campbell and Exult relating to such subject matter. This Agreement may only be amended by written instrument signed by Campbell and an authorized officer of Exult.

(d) Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(e) Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

(f) Arbitration. Any and all disputes and claims between Campbell and Exult that arise out of this Agreement shall be resolved through final and binding arbitration. Any demand for arbitration must be made within 365 days of the date on which the dispute first arose (unless a longer period of time is required by law), or it will be deemed waived by both parties. Binding arbitration will be conducted in Orange County, California in accordance with the rules and regulations of the American Arbitration Association. Campbell understands and agrees that the arbitration shall be instead of any civil litigation and that this means that Campbell is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction. The prevailing party in any arbitration conducted pursuant to this Section, and any appeal therefrom or related thereto, or any litigation between Campbell and Exult related to this Agreement that occurs notwithstanding this arbitration provision (all of the foregoing being referred to as “Proceedings”), shall be entitled to recover from the non-prevailing party all costs incurred by the prevailing party in the Proceedings, including without limitation attorneys’ costs and fees. The identity of the prevailing party in any

Proceeding will be determined by the arbitrator or other trier of fact or tribunal in the Proceeding as the party most nearly achieving the result sought, although the arbitrator or other trier of fact or tribunal may decide in any Proceeding that there is no prevailing party if, on the basis of all of the facts and circumstances, the interests of justice so require. In addition, Exult shall propose a reasonable set of rules to guide any Proceedings. Such rules shall be designed to lead to a prompt and just result without undue delay or expense, but will not be unduly prejudicial to either party. If Campbell agrees to such proposed rules and guidelines, Exult will pay on Campbell’s behalf or advance to Campbell all of Campbell’s reasonable costs incurred in the Proceedings. Campbell’s acceptance of such payments or advances will constitute Campbell’s agreement to reimburse Exult therefor if Exult is found by the arbitrator or other trier of fact or tribunal to be the prevailing party in the Proceeding.

(g) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Agreement, and will not affect the meaning or interpretation of this Agreement. References herein to Sections are references to the referenced Section hereof, unless otherwise specified.

(h) Waivers; Amendments. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Campbell and Exult.

(i) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

EXULT, INC. By:______________________________ Name:___________________________ Title:____________________________	_______________________________ KEVIN M. CAMPBELL

EXHIBIT A

to Restricted Stock Grant

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY

IN GROSS INCOME IN YEAR OF TRANSFER

INTERNAL REVENUE CODE § 83(b)

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below, and supplies the following information in accordance with the regulations promulgated thereunder:

1. Name, address and taxpayer identification number of the undersigned:

_____________

_____________

_____________

Taxpayer I.D. No.: _____

2. Description of property with respect to which the election is being made:

___________ shares of Common Stock of Exult, Inc., a Delaware corporation (the “Company”)

3. Date on which property was transferred:

4. Taxable year to which this election relates:

5. Nature of the restrictions to which the property is subject:

If the taxpayer’s service as a              of Exult terminates for any reason before the Common Stock vests, Exult will repurchase the Common Stock from the taxpayer at $.0001 per share. The Common Stock vests according to the following schedule:

The Common Stock is non-transferable in the taxpayer’s hands, by virtue of language to that effect stamped on the stock certificate.

6. Fair market value of the property:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions that by their terms will never lapse) of the property with respect to which this election is being made is $             per share.

7. Amount paid for the property:

The amount paid by the taxpayer for said property is $.0001 per share.

8. Furnishing statement to employer:

A copy of this statement has been furnished to

Date:                              ______________________

Signature

______________________

Printed Name

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the execution date of the Restricted Stock Grant. This filing should be made by registered or certified mail, return receipt requested. The taxpayer must retain two (2) copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.